RJR NABISCO                                  News Release


CONTACT: Jason Wright
         (212) 258-5770


NEW YORK -- December 21, 1995 -- RJR Nabisco Holdings Corp. issued the following statement in response to a letter to the company's shareholders released today by Brooke Group Chairman Bennett LeBow:


               Mr. LeBow's letter once again demonstrates his lack of knowledge of RJR Nabisco's financial outlook and what the Company has said about its financial outlook.

               The comments of RJR Nabisco's President and Chief Executive Officer Steven Goldstone that were referred to by Mr. LeBow are entirely consistent with the Company's prior statements on its performance in 1996 and, in fact, are consistent with the financial community's expectations of the company's performance for next year.

               Mr. LeBow's attempts to misrepresent those statements underscores the fact that he and his associate Carl Icahn will resort to any trick imaginable - including mischaracterizing the company's positions - to try to distract our shareholders from one inescapable fact: These two men are pursuing an agenda to gain control of RJR Nabisco and enrich themselves at the expense of the rest of the company's shareholders.



CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley
R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.